EXHIBIT (12)

                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                  ---------------------------------------------
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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Amounts in millions
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                                                                                                                Six Months Ended
                                                                    Years Ended June 30                           December 31
                                                  --------------------------------------------------------    --------------------

                                                    2000        2001        2002        2003        2004        2003        2004
                                                  --------    --------    --------    --------    --------    --------    --------
EARNINGS, AS DEFINED
   Earnings from operations before income taxes
     and before adjustments for minority interests
     in consolidated subsidiaries and after
     eliminating undistributed earnings of equity
     method investees                             $  5,474    $  4,574    $  6,442    $  7,760    $  9,454    $  5,272    $  5,850

   Fixed charges                                       811         872         687         657         719         340         428
                                                  --------    --------    --------    --------    --------    --------    --------

        TOTAL EARNINGS, AS DEFINED                $  6,285    $  5,446    $  7,129    $  8,417    $ 10,173    $  5,612    $  6,278
                                                  ========    ========    ========    ========    ========    ========    ========


FIXED CHARGES, AS DEFINED
   Interest expense                               $    792    $    794    $    603    $    561    $    629    $    290    $    381
   1/3 of rental expense                                89          78          84          96          90          50          47
                                                  --------    --------    --------    --------    --------    --------    --------

        TOTAL FIXED CHARGES, AS DEFINED           $    881    $    872    $    687    $    657    $    719    $    340    $    428
                                                  ========    ========    ========    ========    ========    ========    ========

        RATIO OF EARNINGS TO FIXED CHARGES             7.1         6.2        10.4       12.8         14.1        16.5        14.7

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